Registration No. 333-73746
MTN No. 572	Rule 424(b)(2)
PRICING SUPPLEMENT No. 20 Dated June 10, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $105,000,000
Price to Public: 100%	Proceeds to HFC: 99.97%
Issue Date: June 14, 2002	Stated Maturity: July 14, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on June 12, 2002
Interest Rate Basis: 3 month LIBOR Telerate (except for the first period will be One month LIBOR..
Spread or Spread Multiplier: .35% (35 basis points)

Interest Payment Dates: On the 14th of October, January, April and July of each year, commencing
July 15, 2002 and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three Months
Agent:

Goldman, Sachs & Co.	$100,000,000	DTC 0005
Banc One Capital Markets, Inc.	$ 5,000,000	DTC 2794

Agent's Discount or Commission: .03%	CUSIP: 44181KQ49